EXHIBIT 99


  WASHINGTON NATIONAL CORPORATION ANNOUNCES TERMINATION OF
       MERGER AGREEMENT WITH PENNCORP FINANCIAL GROUP

     Washington National Corporation announced on September 2, 1997 that by mutual agreement with PennCorp Financial Group, Inc., the companies have terminated their November 1996 merger agreement effective immediately. The two companies remain in active discussions regarding the possibility of restructuring the transaction. However, Washington National has concluded that, following two extensions of the original merger agreement, it is still not possible to predict when a merger with PennCorp could be completed, and that it is in the best interests of Washington National and its shareholders to explore additional options.

     Washington National Corporation is an insurance holding company with subsidiaries engaged primarily in marketing and underwriting life insurance and annuities for individuals and specialty health insurance for educators.